EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-44798) of Human Genome Sciences, Inc. of our report dated March 10, 2005 relating to the financial statements of the Human Genome Sciences, Inc. Employee Stock Purchase Plan for the plan years ended December 31, 2004 and 2003, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Baltimore, Maryland
March 10, 2005